                                                                      EXHIBIT 12

        STATEMENT RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                                                    Pro Forma
                                                                    Historical                               -----------------------
                                            ---------------------------------------------------------------  Six Months    Year
                                                                                            Six Months Ended   Ended       Ended
                                                        Year Ended December 31,                 June 30,      June 30,  December 31,
                                            ----------------------------------------------- --------------   -----------------------
                                              1992      1993      1994      1995    1996(a)   1996    1997      1997        1996(a)
                                              ----      ----      ----      ----    -------   ----    ----     -----       --------
                                                                                              (unaudited)         (unaudited)
Earnings
 Pretax Income                              10,665    13,523    17,088    22,503    3,525   11,216  11,479    11,479       3,525
                                            ------    ------    ------    ------   ------   ------  ------    ------      ------
 Plus:
  Interest Charges                           8,146     8,879    12,313    14,907   23,930   11,998  11,959    11,788      23,589
  Less: Amounts Capitalized                    646       925     2,776     3,315    6,723    3,300   1,180     1,163       6,627
                                            ------    ------    ------    ------   ------   ------  ------    ------      ------
   Net Interest                              7,500     7,954     9,537    11,592   17,207    8,698  10,779    10,625      16,962
                                            ------    ------    ------    ------   ------   ------  ------    ------      ------
  Amortization of Debt Expense                 210       474       460       597      457      206   1,045     1,045         457
  Amortization of Previously Capitalized
    interest                                   209       529     1,276     1,915    2,676      970   1,148     1,148       2,676
                                            ------    ------    ------    ------   ------   ------  ------    ------      ------
TOTAL EARNINGS                              18,584    22,480    28,361    36,607   23,865   21,090  24,451    24,297      23,620
                                            ======    ======    ======    ======   ======   ======  ======    ======      ======
Fixed Charges
  Interest Charges                           8,146     8,879    12,313    14,907   23,930   11,998  11,959    11,788      23,589
  Amortization of Debt Expense                 210       474       460       597      457      206   1,045     1,045         457
                                            ------    ------    ------    ------   ------   ------  ------    ------      ------
TOTAL FIXED CHARGES                          8,356     9,353    12,773    15,504   24,387   12,204  13,004    12,833      24,046
                                            ======    ======    ======    ======   ======   ======  ======    ======      ======
RATIO                                         2.22      2.40      2.22      2.36     0.98     1.73    1.88      1.89        0.98


(a) Historical and pro forma earnings were inadequate to cover fixed charges for the year ended December 31, 1996. The amount of the deficiency was $522,000 and $426,000 on a historical and pro forma basis, respectively.


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